UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Linde plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Linde plc Supplemental Proxy Materials

For the Annual General Meeting of Shareholders to be Held on July 25, 2022

Dear Shareholder:

We are asking for your support by voting as the Board of Directors recommends on all proposals at the 2022 Annual General Meeting of Shareholders. In particular, we request that you vote FOR Item 3, the Say-on-Pay proposal, and Item 4, the Directors’ Remuneration Report, and AGAINST Item 6, the shareholder proposal regarding shareholder supermajority voting requirements (the “Shareholder Proposal”). We are providing you with this additional information regarding these voting items to (1) address the critical oversights made by Glass Lewis in recommending votes against Item 3 and Item 4 in its report of June 30, 2022 (“Glass Lewis report”); and (2) respond to the voting recommendation of Institutional Shareholder Services (“ISS”) in its report dated July 1, 2022 (the “ISS Report”) in which it recommended a vote FOR the Shareholder Proposal all of which are contrary to the Board’s recommendations. This information supplements the information contained in Linde plc’s Proxy Statement filed with the Securities and Exchange Commission on May 2, 2022 (“Proxy Statement”).

Item 3, the Say-on-Pay proposal, and Item 4, the Directors’ Remuneration Report

We believe that the Glass Lewis voting recommendations Against Item 3, the Say-on-Pay proposal, and Item 4, the Directors’ Remuneration Report are not warranted because:

•

We believe our executive compensation program is appropriately designed, competitive with market practices, has significant pay at risk and adequately balances short-term to long-term incentive payouts to ensure shareholder alignment. The program is structurally sound and contains the same pay components, plans and policies that were strongly supported by shareholders who approved the Say-on-Pay proposal by over 90% favorable votes at the Annual General Meetings in both 2020 and 2021. The compensation program has remained the same since the Praxair, Inc. and Linde AG merger in 2018 (the “Merger”).

•

Mr. Stephen F. Angel recently retired as Linde’s CEO, effective March 1, 2022, and now serves as the Chairman of the Board. Mr. Angel’s total pay increase in 2021 from 2020, excluding the impact of changes in pension value and nonqualified deferred compensation earnings was driven primarily by the year-over-year increase in his equity grant value due to low equity accounting valuations on the grant date in 2020 and higher equity valuations on the grant date in 2021. The total pay increase in 2021 was also driven by a higher short-term incentive plan (“STIP”) cash payout in 2021 compared to 2020, when Linde did not make any adjustments to its STIP goals and did not use any discretion for the STIP payout calculations even considering the challenging business and operating conditions that arose due to the severe economic contraction resulting from the Covid-19 pandemic. The increase in Mr. Angel’s total pay, excluding the impact of changes in pension value and nonqualified deferred compensation earnings, from 2019, when Glass Lewis recommended a FOR vote on this item, to 2021 was 22%, or 11% on an annual basis.

•

Mr. Sanjiv Lamba’s base pay increase from $757,868 in 2020 to $949,440 in 2021 was a result of Mr. Lamba’s promotion to Chief Operating Officer (“COO”) in October 2020, a position involving much more executive management responsibility than his prior position as Executive Vice President – APAC. The promotion to COO was part of a thoughtful management succession plan and in anticipation of Mr. Lamba’s potential appointment as CEO in March 2022. Mr. Lamba’s compensation as COO in 2021 was carefully benchmarked versus similar executives at Linde’s peers and similar companies.

•

Glass Lewis’ diluted Earnings Per Share (“EPS”) growth calculation appears to be based on Linde’s reported GAAP financial results for the indicated time periods, which are not comparable given the significant accounting impacts of the Merger and Merger-related divestitures. Diluted EPS growth should be calculated using the adjusted pro forma diluted EPS numbers in 2018 and 2019 and adjusted diluted EPS in 2020 and 2021 to properly reflect Linde’s financial performance on a comparable basis which primarily exclude Merger-related adjustments that management does not consider indicative of ongoing business performance. Since the Merger, Linde has consistently reported in its SEC filings both GAAP financial results and adjusted non-GAAP results as permitted by SEC rules. Adjusted pro forma diluted EPS grew 19% from 2018 to 2019 and, when combined with adjusted diluted EPS growth of 12% in 2020 and 30% in 2021, yields a 3-year average of 20%, which is well above the peer group median.

•

Linde’s compensation program has a strong link between pay and performance. Linde’s financial performance in 2021 was very strong; for example, adjusted diluted EPS grew 30%, Operating Cash Flow (OCF) grew 31%, and TSR was 33%. Glass Lewis’ analysis of 5-year average CEO realized pay versus TSR for Linde and its peers shows a clear alignment of pay for performance at Linde.

Item 6, the shareholder proposal regarding shareholder supermajority voting requirements

The Shareholder Proposal requests that the Board take steps to amend Linde’s governing documents (the Linde Irish Memorandum and Articles of Association or “Constitution”) so that any shareholder vote requirement is a simple majority of the votes cast at a shareholder meeting and that any greater vote requirement (a “Supermajority Vote”) be reduced to a simple majority. The Board has considered the Shareholder Proposal and believes that it is not in the best interests of the shareholders and, therefore, recommends that shareholders vote AGAINST this Item 6 as it would dilute shareholder protections provided by Irish Law. A detailed analysis and reasons for the Board’s recommendation AGAINST this Item 6 are contained in the Proxy Statement. Of the ten Supermajority Vote requirements in the Constitution: (1) five are mandated by Irish law and cannot be reduced to a lesser vote, and (2) the other five provide shareholders with various protections under Irish law and the Supermajority Vote provisions of four of these requirements simply reflect the default votes provided under Irish law.

Glass Lewis agrees with the Board’s recommendation and the Glass Lewis Report recommends a vote AGAINST this Shareholder Proposal. Glass Lewis recognizes the unique corporate legal and governance structure that Linde plc has as an Irish incorporated public company and the protections afforded to shareholders of the limited supermajority voting requirements under Linde’s Constitution. In contrast, we believe the ISS Report applies an analysis of this type of proposal that is more typical of U.S. public companies with many of the old legacy anti-takeover provisions in governance documents that are not present in Linde’s Irish Constitution. As such, we do not agree with the ISS recommendation that shareholders vote FOR this Shareholder Proposal.

Your vote is important to us. Please do not hesitate to contact us as noted at the end of these materials if you have any questions or would like to discuss these matters further.

Linde Has Delivered Strong Financial Performance since 2019:

Annual Growth of Adjusted Diluted EPS from Continuing Operations 2019 – 2021 (1)

(1)

2018-2019 growth based on adjusted pro forma diluted EPS, 2019-2020 and 2020-2021 growth based on adjusted diluted EPS. Adjusted pro forma diluted earnings per share and adjusted diluted earnings per share are non-GAAP measures. Adjusted pro forma diluted earnings per share for 2018 and 2019 are reconciled to reported amounts in the “Supplemental Pro Forma Income Statement Information” and “Non-GAAP Financial Measures” Sections in Item 7 of the Linde plc 2019 Form 10-K. Adjusted earnings per share amounts for 2020 and 2021 are reconciled to reported amounts in the “Non-GAAP Financial Measures” Section in Item 7 of the Linde plc 2021 Form 10-K.

After-Tax Return on Capital 2019 – 2021 (2)

(2)

After-tax return on capital is a non-GAAP measure. For definition of after-tax return on capital and reconciliation to GAAP please see the “Non-GAAP Measures and Reconciliations” set forth in the financial tables that are included as appendices to the 4th quarter and full year 2021 and 2020 earnings press releases that was furnished in the Linde plc Form 8-Ks filed on February 10, 2022, and February 5, 2021, respectively.

Annual Total Shareholder Return 2019 – 2021

Source: Yahoo Finance

CEO Compensation has Increased 11% per year from 2019 to 2021:

Please contact us with any further questions that you may have as follows:

1.	For questions related to the Say-on-Pay Proposal, contact Jakob Janzon at jakob.janzon@linde.com.

2.	For questions related to the Shareholder Proposal or corporate governance and similar matters, contact Tony Pepper at tony.pepper@linde.com.

Dated: July 8, 2022